Sun National Bank
401(k) Plan

Financial Statements as of December 31, 2009 and 2008
and for the Year Ended December 31, 2009,
Supplemental Schedule as of December 31, 2009, and
Report of Independent Registered Public
Accounting Firm

SUN NATIONAL BANK
401(k) PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2
FINANCIAL STATEMENTS AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009:
Statements of Net Assets Available for Benefits	3
Statement of Changes in Net Assets Available for Benefits	4
Notes to Financial Statements	5-12
SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2009:
Form 5500 Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2009	13

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

The Plan Administrator and Participants
Sun National Bank 401(k) Plan

We have audited the accompanying statements of net assets available for benefits of Sun National Bank 401(k) Plan (the “Plan”) as of December 31, 2009 and 2008, and the related statement of changes in net assets available for benefits for the year ended December 31, 2009. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Sun National Bank 401(k) Plan as of December 31, 2009 and 2008, and the changes in its net assets available for benefits for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the 2009 basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the 2009 basic financial statements taken as a whole.

The supplemental schedule H, line 4i – schedule of assets (held at end of year) that accompanies the Plan’s financial statements does not disclose the historical cost of nonparticipant directed Plan assets held by the Plan’s trustee. Disclosure of this information is required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

/s/J.H. Cohn LLP

Roseland, New Jersey
June 28, 2010

SUN NATIONAL BANK 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS

Investments, at fair value:
Mutual funds	$9,612,518	$6,111,922
Common stocks	2,094,165	2,952,627
Investment contract in common/collective trust	1,700,097	1,703,952
Participant loans	343,257	274,052
Total investments	13,750,037	11,042,553

Total assets	13,750,037	11,042,553

LIABILITIES

Payables:
Excess contributions payable	87,862	13,380

Total liabilities	87,862	13,380

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	13,662,175	11,029,173

Adjustments from fair value to contract value for interest in common/collective trust relating to fully benefit-responsive investment contracts	2,224	46,728

NET ASSETS AVAILABLE FOR BENEFITS	$13,664,399	$11,075,901
See notes to financial statements.

SUN NATIONAL BANK 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2009

ADDITIONS TO NET ASSETS ATTRIBUTED TO:

Investment income:
Net appreciation in fair value of investments	$390,377
Interest and dividends	171,025
Net investment income	561,402

Contributions:
Employer	675,520
Participant	1,978,549
Rollover	52,052
Total contributions	2,706,121

Total additions	3,267,523

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:

Distributions to participants	665,381
Administrative expenses	13,644
Total deductions	679,025

NET INCREASE	2,588,498

NET ASSETS AVAILABLE FOR BENEFITS, BEGINNING OF YEAR	11,075,901

NET ASSETS AVAILABLE FOR BENEFITS, END OF YEAR	$13,664,399
See notes to financial statements.

SUN NATIONAL BANK 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008 AND THE YEAR ENDED DECEMBER 31, 2009

1.	DESCRIPTION OF THE PLAN

Sun National Bank (the “Bank”) 401(k) Plan (the “Plan”) is a defined contribution plan that was initiated on January 1, 1996. The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

a.   General — The Plan is a defined contribution plan of the Bank covering all full-time employees of the Bank who have 90 days of service and are age twenty-one or older. The Board of Directors of the Bank controls and manages the operation and administration of the Plan. Fidelity Management Trust Company (“FMTC”) serves as the trustee of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

b.   Contributions — Each year, participants may contribute up to 75% of pre-tax annual compensation, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Participants who have attained the age 50 before the end of the Plan year are eligible to make catch-up contributions. Participants direct the investment of their contributions into various investment options offered by the Plan. The Bank contributes 50 percent of the first 6 percent of base compensation that a participant contributes to the Plan. The matching Bank contribution is invested directly in Sun Bancorp, Inc. common stock. Additional profit sharing amounts may be contributed at the option of the Bank’s Board of Directors and is invested in a portfolio of investments as directed by the Bank. Contributions are subject to certain limitations.

c.    Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contribution and allocations of the Bank’s contribution and Plan earnings and charged with an allocation of expenses, if applicable. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

d.   Vesting — Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Bank’s matching and discretionary contribution portion of their accounts plus actual earnings thereon is based on years of continuous service as defined in the Plan. A participant is 100% vested after four years of credited service.

e.    Participant Loans — A participant may borrow from his or her fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of his or her vested account balance. Loan transactions are treated as a transfer from the investment fund to the Participant Loans. The loans are secured by the balance in the participant’s account and bear interest at rates that range from 4.25% to 8.75%, which are rates commensurate with prevailing interest rates charged by persons in the business of lending money for loans under similar circumstances, as determined by the Plan administrator. Principal and interest is paid ratably through bi-weekly payroll deductions.

f.     Payment of Benefits — On termination of service due to death, disability or retirement, a participant or a participant’s beneficiary may generally elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or in the form of installments as designated by the participant or participant’s beneficiary. On an annual basis, the Plan administrator may direct FMTC to distribute account balances $1,000 or less in a lump sum distribution without consent from the terminated participant. For termination of service for other reasons, a participant may elect to receive the value of the vested interest in his or her account as a lump-sum distribution.

g.    Forfeited Accounts — At December 31, 2009 and 2008 forfeited nonvested accounts totaled $8,414 and $6,832, respectively.  Forfeiture of nonvested Bank contributions remain in the Plan to pay Plan administrative expenses.  During 2009, forfeited nonvested accounts were reduced by $8,947 for the payment of administrative expenses.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements of the Plan have been prepared under the accrual method of accounting.

Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. The Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contract from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Investment Valuation and Income Recognition — Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for discussion of fair value measurements.

Interest and dividends are included in income when earned based on the term of the investments and the periods during which the investments are owned by the Plan. Purchases and sales of securities are recorded on a trade-date basis. Net depreciation includes the Plan's gains and losses on investments bought and sold as well as held during the year.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Plan management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from those estimates and assumptions.

Payment of Benefits — Benefits are recorded when paid.

Administrative Expenses — Certain expenses of maintaining the Plan are paid by the Bank.

New Accounting Pronouncement  — In January 2010, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update (“ASU”) 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This guidance requires: (1) disclosure of the significant amounts transferred in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers; and (2) separate presentation of purchases, sales, issuances and settlements in the reconciliation for fair value measurements using significant unobservable inputs (Level 3). In addition, FASB ASU 2010-06 clarifies the requirements of the following existing disclosures set forth in FASB ASU 820, Fair Value Measurements and Disclosures: (1) for purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and (2) a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This guidance is effective for interim and annual reporting periods beginning January 1, 2010, except for disclosures about purchases, sales, issuances and settlements in the roll forward activity in Level 3 fair value measurements, which are effective for fiscal years beginning January 1, 2011, and for interim periods within those fiscal years. The Plan adopted the guidance on January 1, 2010. The guidance did not have an impact on the results of the Plan.

3.	FAIR VALUE MEASUREMENTS

The Plan accounts for fair value measurement in accordance with FASB Accounting Standards CodificationTM (the "Codification" or "ASC") 820, Fair Value Measurements and Disclosures. FASB ASC 820 established a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in inactive markets; or model-derived valuations in which all significant inputs are observable, or can be derived principally from or corroborated with observable market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The Plan measures financial assets and liabilities at fair value in accordance with FASB ASC 820. These measurements involve various valuation techniques. The following is a description of the Plan’s valuation techniques used for assets measured at fair value:

Mutual funds – Valued at the net asset value (“NAV”) of shares held in the Plan at year end. The NAV is based upon the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares oustanding.  The NAV is quoted in an active market

Common stock – Valued at the closing price reported on the active market on which the stock is traded.

Investment contract in common/collective trust – Valued based on information reported by FMTC.  The fair value is equal to the sum of the market value of all of the fund’s underlying securities, which represents the NAV of shares held by the Plan at year end. The investment in the trust is a public investment security valued using the NAV provided by FMTC. The NAV is quoted on a private market that is not active; however, the unit price is based on the underlying investments that are traded on an active market. The investment in the trust is carried at fair value based on the closing price in the active market. Unit values are determined by dividing the fund's net assets at fair value by its units outstanding at the valuation dates. The unit values of the fund were $1.00 on both December 31, 2009 and 2008, respectively.

Participant loans – Valued at amortized costs, which approximate fair value.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2009 and 2008:

Summary of Recurring Fair Value Measurements
		Category Used for Fair Value Measurement
December 31, 2009	Total	Level 1	Level 2	Level 3
Mutual funds:
Value funds	$2,513,103	$2,513,103	$-	$-
Balanced funds	4,375,266	4,375,266	-	-
Growth funds	863,272	863,272	-	-
Fixed income funds	1,634,903	1,634,903	-	-
Other funds	225,974	225,974	-	-
Total mutual funds	9,612,518	9,612,518	-	-

Common stocks:
Financial services	2,094,165	2,094,165	-	-
Total common stocks	2,094,165	2,094,165	-	-
Investment contract in common/collective trust	1,700,097	-	1,700,097	-
Participant loans	343,257	-	-	343,257
Total investments measured at fair value	$13,750,037	$11,706,683	$1,700,097	$343,257

Summary of Recurring Fair Value Measurements
		Category Used for Fair Value Measurement
December 31, 2008	Total	Level 1	Level 2	Level 3
Mutual funds:
Value funds	$1,532,526	$1,532,526	$-	$-
Balanced funds	2,724,256	2,724,256	-	-
Growth funds	562,970	562,970	-	-
Fixed income funds	1,235,373	1,235,373	-	-
Other funds	56,797	56,797	-	-
Total mutual funds	6,111,922	6,111,922	-	-

Common stocks:
Financial services	2,952,627	2,952,627	-	-
Total common stocks	2,952,627	2,952,627	-	-
Investment contract in common/collective trust	1,703,952	-	1,703,952	-
Participant loans	274,052	-	-	274,052
Total investments measured at fair value	$11,042,553	$9,064,549	$1,703,952	$274,052

The following provides details of the fair value measurement activity for Level 3 for the years ended December 31, 2009 and 2008:

Fair Value Measurement Activity – Level 3
	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Participant Loans	Total
Balance, January 1, 2009	$274,052	$274,052
Issuances, repayments and settlements, net	69,205	69,205
Balance, December 31, 2009	$343,257	$343,257

Fair Value Measurement Activity – Level 3
	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Participant Loans	Total
Balance, January 1, 2008	$244,361	$244,361
Issuances, repayments and settlements, net	29,691	29,691
Balance, December 31, 2008	$274,052	$274,052

4.	INVESTMENTS

The following presents investments (at fair value) that represent 5% or more of the Plan’s net assets:

	December 31,
	2009		2008
	Shares	Fair Value	Shares	Fair Value
Sun Bancorp, Inc. Common Stock *	558,176	$2,094,165	394,075	$2,952,627
Victory Diversified Stock: Class A	93,312	1,304,504	80,579	897,655
Fidelity Advisor Equity Income Fund: Class A	54,510	1,115,279	46,735	781,870
Fidelity Advisor Leveraged Company Stock Fund: Class A	40,221	1,115,336	34,795	606,472
Fidelity Advisor Stable Value Portfolio: Class II	1,702,321	1,700,097	1,750,680	1,703,952
T. Rowe Price Growth Stock Fund: Class R	28,405	770,071	29,605	562,785
Fidelity Advisor Inflation-Protected Bond Fund: Class A	101,570	1,134,543	88,184	923,290
RS Partners A	33,940	877,692	-	-
Eaton Vance Balanced Fund: Class A	106,972	692,113	-	-
* Indicates nonparticipant directed investments

During 2009, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $390,377 as follows:

Mutual funds	$1,962,101
Common stock	(1,571,724)
$390,377

5.	NONPARTICIPANT-DIRECTED INVESTMENTS

A participant may direct employee contributions among available investment funds, including Sun Bancorp, Inc. common stock.  Employer contributions are made in Sun Bancorp, Inc. common stock.  A participant may elect to transfer that contribution to any investment fund.  Sun Bancorp Stock Fund is considered a nonparticipant-directed investment.  Net assets for the Sun Bancorp Stock Fund were $2,094,165, and $2,952,627, at December 31, 2009 and 2008, respectively. Information about the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

For the year ended December 31, 2009	Amount
Change in net assets:
Net depreciation in fair value of investments *	$(1,571,724)
Employer contributions	672,903
Participant contributions	200,651
Loan repayments	36,975
Fund transfers in	17,216
Benefits paid to participants	(195,194)
Transfers to participant-directed investments	(19,289)
Total change in net assets relating to nonparticipant-directed investments	$(858,462)
* Amount includes dividend income.

6.	INVESTMENT CONTRACT IN COMMON/COLLECTIVE TRUST

The Plan invests in the Fidelity Advisor Stable Value Portfolio (the “Portfolio”), a fully benefit-responsive investment fund, which is valued in the Plan at contract value. The Portfolio is an open-end commingled pool sponsored by FMTC and seeks to preserve principal investments while earning interest income.  To achieve this investment objective, the Portfolio invests in fixed-income securities and investment contracts issued by insurance companies and other financial institutions.  It is the policy of the Portfolio to use its best efforts to maintain a stable net asset value of $1.00 per unit, through investments in “wrap” contracts.

There are no reserves against contract value for credit risk of the contract issuer or otherwise.  The fair value of the investment contract at December 31, 2009 and 2008 was $1,700,097 and $1,703,952, respectively.  The crediting interest rate is based on a formula agreed upon with the issuer, but it may not be less than 0%.  Such interest rates are reviewed on a quarterly basis for resetting.

The wrap contracts limit the ability of the Portfolio to transact at contract value upon the occurrence of certain events such as: 1) the Plan’s failure to qualify under Section 401(a) or Section 401(k) of the Internal Revenue Code (the "IRC"), 2) the establishment of a defined contribution plan that  competes with the Plan for employee contributions, 3) any substantive modifications to the Portfolio or the administration of the Portfolio that is not consented to by the wrap issuer, 4) any change in law, regulation, or administrative ruling applicable to the Plan that could have a material adverse effect on the Portfolio’s cash flow, 5) any communication given to participants by the Plan sponsor or FMTC that is designed to induce or influence participants not to invest in the Portfolio or to transfer assets out of the Portfolio, and 6) any transfer of assets from the Portfolio directly to a competing investment option.

The average yield and crediting interest rates earned on the Portfolio as of September 30, 2009 and 2008 were as follows:

	2009	2008
Average yields(1):
Based on actual earnings	2.62%	3.91%
Based on interest rate credited to participants	1.27%	3.27%
(1) Rates were obtained from the Portfolio's September 30, 2009 and 2008 Annual Reports.

	Fair Value	Unfunded Commitments	Redemption Frequency (If currently eligible)	Redemption Notice Period
Investment contract in common/collective trust	$1,700,097	$-	N/A(1)	N/A(1)
 (1) No restrictions on redemption frequency (if currently eligible) and no redemption notice periods required.

7.	PARTIES-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of mutual funds managed by FMTC. FMTC is the trustee as defined by the Plan. These transactions qualify as exempt party-in-interest transactions.  Fees paid by the Plan for investment management services were included as a reduction of the return earned on each fund.  In addition, an investment fund comprised primarily of shares of common stock issued by the Bank is an available investment option. The Bank is the Plan sponsor as defined by the Plan.

8.	TERMINATION OF THE PLAN

Although it has not expressed any intent to do so, the Bank reserves the right, at any time, under the Plan to discontinue permanently or temporarily its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. The interest of the participants shall be nonforfeitable and fully vested in the event the Plan is terminated.

9.	FEDERAL INCOME TAX STATUS

The Bank has a non-standardized defined contribution 401(k) plan provided by FMTC, which was approved by the Bank’s Board of Directors in May 2005. The Plan used a prototype plan document sponsored by FMTC through September 30, 2009 and beginning on October 1, 2009, a volume submitter document, also sponsored by FMTC, was used. The volume submitter document was a mandatory restatement to comply with the requirements of the Economic Growth and Tax Relief Reconciliation Act ("EGTRRA") and did not change the underlying features of the Plan. FMTC received opinion letters from the Internal Revenue Service (the “IRS”), dated October 9, 2003 and March 31, 2008, which states that the prototype document and volume submitter document, respectively, satisfies the applicable provisions of the IRC. The Plan itself has not received a determination letter from the IRS. However, the Plan’s management believes that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income tax has been included in the Plan’s financial statements.

10.	RISKS AND UNCERTAINTIES

The Plan invests in mutual funds, common/collective trusts and common stock. Investment securities, in general, are exposed to various risks such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

The Plan’s exposure to concentration of risk is limited by the diversification of investments across various participant-directed investment options.  Additionally, the investments within each participant-directed investment option are further diversified into varied financial instruments, with the exception of the Sun Bancorp, Inc. common stock, which principally invests in a single security.

11.	RECONCILIATIONS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 at December 31, 2009 and 2008:

December 31,	2009	2008
Net assets available for benefits per the financial statements	$13,664,399	$11,075,901
Adjustment from contract value to fair value for interest in common/collective trust relating to fully benefit-responsive investment contract	(2,224)	(46,728)
Excess contributions payable	87,862	13,380
Net assets available for benefits, per the Form 5500	$13,750,037	$11,042,553

For the year ended December 31, 2009, the following is a reconciliation of statement of changes in net assets available for benefits to the Form 5500:

For the year ended December 31, 2009	Amount
Increase in net assets available for benefits per the financial statements	$2,588,498
Adjustment for contract value to fair value for interest in common/collective trust relating to fully benefit-responsive wrap contracts	44,504
Excess contributions payable-December 31, 2009	74,482
Net gain per Form 5500	$2,707,484

12.	SUBSEQUENT EVENTS

The Plan has evaluated subsequent events through June 28, 2010, the date the financial statements were available to be issued.

******

SUN NATIONAL BANK 401(k) PLAN E.I. #22-2458313 PLAN #001 SCHEDULE H, LINE 4i—SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2009
(a)	(b)	(c)	(d)	(e)
	Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment	Cost	Current Value

	AIM International Allocation: Class A	Mutual Fund	(1)	$81,272
	Eaton Vance Balanced A	Mutual Fund	(1)	692,113
	PIMCO Total Return Fund: Class A	Mutual Fund	(1)	500,360
	Victory Diversified Stock: Class A	Mutual Fund	(1)	1,304,504
	RS Partners A	Mutual Fund	(1)	877,692
	AIM Real Estate: Class A	Mutual Fund	(1)	225,974
	AllianceBernstein International Val: Class A	Mutual Fund	(1)	282,488
	T. Rowe Price Growth Stock Fund: Class R	Mutual Fund	(1)	770,071
(2)	Fidelity Advisor Leveraged Company Stock Fund: Class A	Mutual Fund	(1)	1,115,336
(2)	Fidelity Advisor Equity Income Fund: Class A	Mutual Fund	(1)	1,115,279
(2)	Fidelity Advisor Small Cap Fund: Class A	Mutual Fund	(1)	216,422
(2)	Fidelity Advisor Diversified International Fund: Class A	Mutual Fund	(1)	454,890
(2)	Fidelity Advisor Inflation-Protected Bond Fund: Class A	Mutual Fund	(1)	1,134,543
(2)	Fidelity Advisor Freedom 2005 Fund: Class A	Mutual Fund	(1)	3,233
(2)	Fidelity Advisor Freedom 2010 Fund: Class A	Mutual Fund	(1)	41,976
(2)	Fidelity Advisor Freedom 2015 Fund: Class A	Mutual Fund	(1)	38,067
(2)	Fidelity Advisor Freedom 2020 Fund: Class A	Mutual Fund	(1)	69,174
(2)	Fidelity Advisor Freedom 2025 Fund: Class A	Mutual Fund	(1)	139,602
(2)	Fidelity Advisor Freedom 2030 Fund: Class A	Mutual Fund	(1)	90,635
(2)	Fidelity Advisor Freedom 2035 Fund: Class A	Mutual Fund	(1)	79,510
(2)	Fidelity Advisor Freedom 2040 Fund: Class A	Mutual Fund	(1)	168,492
(2)	Fidelity Advisor Freedom 2045 Fund: Class A	Mutual Fund	(1)	30,912
(2)	Fidelity Advisor Freedom 2050 Fund: Class A	Mutual Fund	(1)	48,328
(2)	Fidelity Advisor New Insights Fund: Class A	Mutual Fund	(1)	93,201
(2)	Fidelity Advisor Freedom Income Fund: Class A	Mutual Fund	(1)	38,444
	Total			9,612,518
(2)	Fidelity Advisor Stable Value Portfolio: Class II	Common/Collective Trust	(1)	1,700,097
(2)	Sun Bancorp, Inc. Common Stock	Common Stock		2,094,165
(2)	Participant loans	Loans range from 4.25% to 8.75% with loan maturity dates ranging from 3/31/10 to 12/09/19		343,257
	Total			$13,750,037
(1) Cost is not required to be disclosed for participant-directed investments
(2) Indicates party-in-interest to the Plan

See Report of Independent Registered Public Accounting Firm.